Exhibit 99.1

FOR IMMEDIATE RELEASE

September 12, 2014

TEJON RANCH CO. ELECTS THREE NEW MEMBERS TO BOARD OF DIRECTORS

AND ANNOUNCES FUTURE RETIREMENT OF TWO DIRECTORS

Tejon Ranch, CA—Tejon Ranch Co. (NYSE: TRC) today announced that its Board elected Robert A. Alter, Steven A. Betts, and Frederick C. Tuomi as new Directors of the Company to address the retirement of two of its long-serving members. The three new Directors were elected at a September 11, 2014 meeting of the Board. The new Directors are:

Robert Alter, President, Seaview Investors, LLC, Newport Beach, CA. Mr. Alter is Chairman Emeritus and Founder of Sunstone Hotel Investors (NYSE:SHO). He is one of the premier hotel investment and management executives in the hospitality industry. During the 22-year period of Mr. Alter’s position as CEO, Sunstone acquired 125 hotel properties with over 20,000 guest rooms and led the disposition of 80 hotels. Mr. Alter oversaw approximately $1 billion of renovations and brand conversions and built seven ground-up hotels, including the JW Marriott Cherry Creek.

Mr. Alter received a B.S. in Hotel Administration from Cornell University School of Hotel Administration.

Steven A. Betts, President, Chanen Development Company, an affiliate of the award-winning, full-service construction organization, Chanen Construction, headquartered in Phoenix and operating throughout the U.S. More recently, he served as the Chief Executive Officer of PhoenixMart, a 1.7 million square foot multi-category, manufacturer product-sourcing center and served as the Senior Vice President and Managing Director of Assets for the ASU Foundation. Previous to these endeavors, Mr. Betts was President and CEO of SunCor Development Company, a half-billion dollar plus asset base subsidiary of the publicly traded Pinnacle West Capital Corporation, and developer of master planned communities throughout the Mountainwest and large-scale commercial projects in Metropolitan Phoenix. Mr. Betts holds numerous board and committee posts, including Chairman of the Interstate 11 Coalition, Trustee and Board member of The Nature Conservancy, and Chairman of the Urban Land Institute-Arizona District Council Governance Committee.

Mr. Betts received his law degree with honors from DePaul University and a B.A. with honors from Augustana College.

Frederick Tuomi, Chief Operating Officer, Colony American Homes, Inc., Scottsdale, AZ. Mr. Tuomi is responsible for the company’s operations including construction, renovation, marketing, leasing, property management, asset management, human resources, and information technology. Colony American Homes currently owns in excess of 17,000 homes in 10 states. Mr. Tuomi most recently served as Executive Vice President and President, Property Management for Equity Residential, a multi-family REIT which he joined in 1994. He led the development of Equity Residential’s Property Management Group through years of rapid growth and expansion to become the nation’s largest apartment REIT, while helping pioneer its best in class operational platform. Prior to Equity Residential, he was President of Residential Asset Management Group, a subsidiary of Post Properties. Throughout his 35 year career he served on numerous multi-family industry boards and executive committees, including the National Multi-Housing Council, California Housing Council, California Apartment Association and the USC Lusk Center for Real Estate.

Mr. Tuomi received B.A. and M.B.A. degrees from Georgia State University.

“We are extremely pleased these three very capable individuals are joining our Board of Directors,” said Chairman Kent G. Snyder. “As Tejon Ranch Co. continues to grow as a fully integrated real estate company, the Board—and the Company—will definitely benefit from their experience, knowledge, and insight.”

At the Board meeting, Chairman Snyder announced his plans to retire at the end of the year. He has been a member of the Board of Directors since 1998. Mr. Snyder is a practicing real estate attorney in Orange County. Also announcing his intention to retire at the end of 2014 is George G.C. Parker. He has been a member of the Board since 1999. Mr. Parker is the Dean Witter Distinguished Professor of Finance, Emeritus, Graduate School of Business, Stanford University.

Following the retirements of Messrs. Snyder and Parker, in addition to Messrs. Alter, Betts, and Tuomi, the members of the Tejon Ranch Co. Board of Directors will be comprised of Gregory S. Bielli, President and CEO of Tejon Ranch Co.; John L. Goolsby, private investments and real estate; Anthony L. Leggio, President of Bolthouse Properties LLC; Norman Metcalfe, private investments and real estate; Geoffrey L. Stack, Managing Director of SARES-REGIS Group; Robert A. Stine, retired President and CEO of Tejon Ranch Co.; Daniel R. Tisch, Managing Member of TowerView LLC; and Michael H. Winer, Portfolio Manager with Third Avenue Management LLC.

About Tejon Ranch Co. (NYSE: TRC)

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the company, visit www.tejonranch.com.

CONTACT:

Barry Zoeller

Vice President, Corporate Communications & Marketing

(661) 663-4212

bzoeller@tejonranch.com